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                                                                    EXHIBIT 99.3


                     GLOBENET COMMUNICATIONS GROUP LIMITED

                       LETTER TO REGISTERED HOLDERS AND
                     DEPOSITORY TRUST COMPANY PARTICIPANTS
                                      FOR
              TENDER OF ALL OUTSTANDING 13% SENIOR NOTES DUE 2007
                                IN EXCHANGE FOR
                 13% SERIES B SENIOR NOTES DUE 2007 THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
        ON           , 1999.  UNLESS EXTENDED (THE "EXPIRATION DATE").

           OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
          AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE
                               EXPIRATION DATE.

To Registered Holders and Depository
    Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by GlobeNet Communications Group Limited, a Bermuda company (the "Company"), to exchange its 13% Series B Senior Notes due 2007 that have been registered under the Securities Act of 1933 (the "Exchange Notes") for a like principal amount of its issued and outstanding 13% Senior Notes due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated
             , 1999, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1.  Prospectus dated              , 1999;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3.  Notice of Guaranteed Delivery; and

          4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the Exchange Notes acquired in exchange for Old Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not the holder, (ii) the holder is not participating in, and has no arrangement with any person to participate in, the distribution of Exchange Notes within the meaning of the Securities Act, and (iii) neither the holder nor any such other person is an "affiliate" (within the meaning of Rule 405 under the Securities
Act) of the Company or a broker-dealer tendering Old Notes acquired directly from the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such Exchange Notes.

     The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.

                                   Very truly yours,

                                   GLOBENET COMMUNICATIONS GROUP LIMITED